                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                                 Commission Only (as permitted
                                                    by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                         GUILFORD PHARMACEUTICALS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(*)

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     (*) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                                   NOTICE OF
                                 ANNUAL MEETING
                              AND PROXY STATEMENT

                         Guilford Pharmaceuticals Inc.
                         Annual Meeting of Stockholders

                                  May 18, 1999

                             6611 Tributary Street
                           Baltimore, Maryland 21224

                                            [GUILFORD PHARMACEUTICALS INC. LOGO]

                                [Guilford Logo]
--------------------------------------------------------------------------------

Craig R. Smith, M.D.                               Guilford Pharmaceuticals Inc.
Chairman of the Board                             6611 Tributary Street
and Chief Executive Officer                            Baltimore, Maryland 21224

                                                                  April 15, 1999
Dear Stockholder:

     I'd like to invite you to attend our annual meeting of stockholders, which we will hold on May 18, 1999, at 10:00 a.m. (Eastern Time) at the Center Club, 100 Light Street, 15th Floor, Baltimore, Maryland. We have enclosed a copy of our 1998 annual report to stockholders for your review.

     At the meeting, I will review our 1998 performance, discuss our plans for 1999, and answer questions you and other stockholders may have about our company. In addition, you and our other stockholders will vote on the following business matters:

     - the annual election of directors,

     - certain proposed changes to our Certificate of Incorporation to require:

       - that official actions of stockholders may only occur at duly called and held meetings of stockholders and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock, and

       - that members of the board of directors may only be removed by our stockholders for "cause" and by a vote of holders of at least eighty percent (80%) of our outstanding stock and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock, and

     - to ratify the selection of KPMG LLP as our independent auditors for 1999.

     We've enclosed a proxy card that lists all matters that require your vote. PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE PAID ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to attend the meeting, please check the box on your proxy card.

     The Center Club is handicapped accessible.

     Thank you for your continued support of Guilford Pharmaceuticals Inc.

     Sincerely,
     /s/ CRAIG R. SMITH, M.D.
     Craig R. Smith, M.D.
     Chairman, President and Chief Executive Officer

                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 18, 1999

     We will hold our annual meeting of stockholders on TUESDAY, MAY 18, 1999 at 10:00 a.m. (Eastern Time) at the Center Club, 100 Light Street, 15th Floor, Baltimore, Maryland. The meeting is being held for the following purposes:

     1. To elect seven directors to serve on our board for the next year and until their successors are elected and qualified;

     2. To consider and act upon a proposal of the board of directors to amend our Certificate of Incorporation to require that official actions of stockholders may occur only at duly called and held meetings of stockholders and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock;

     3. To consider and act upon a proposal of the board of directors to amend our Certificate of Incorporation to require that members of the board of directors only be removed by our stockholders for "cause" and by a vote of holders of at least eighty percent (80%) of our outstanding stock and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock;

     4. To ratify the selection of KPMG LLP as our independent auditors for 1999; and

     5. To transact such other business as may properly come before the annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 THROUGH 4.

     We discuss the above business matters in more detail in the attached Proxy Statement.

     Our stock transfer books will not be closed before the annual meeting. Common stockholders of record at the close of business on March 25, 1999 will be entitled to vote at the meeting.

                                            /s/ THOMAS C. SEOH
                                            Thomas C. Seoh
                                            Vice President, General Counsel &
                                            Secretary
Baltimore, Maryland
April 15, 1999

                         GUILFORD PHARMACEUTICALS INC.
                                PROXY STATEMENT

                               TABLE OF CONTENTS

Frequently Asked Questions..................................       3
Business Matters to Be Voted On.............................       7
Board of Directors..........................................       9
          Nominees for the Board of Directors...............       9
          Board Committees..................................      12
          Attendance at Board and Committee Meetings........      13
          Directors' Compensation...........................      13
          Section 16(a) Beneficial Ownership Reporting
            Compliance......................................      14
Beneficial Ownership of Common Stock........................      15
Executive Compensation......................................      18
          Summary Compensation Table........................      18
          Option Grants.....................................      19
          Options Exercises and Holdings....................      19
          Employment Agreements.............................      20
          401(k) Retirement Savings Plan....................      21
          Employee Share Option and Restricted Share
            Plans...........................................      21
          Key Person Life Insurance.........................      22
          Compensation Committee Interlocks and Insider
            Participation...................................      22
Certain Relationships and Related Party Transactions........      22
Compensation Committee Report on Executive Compensation.....      22
Stock Performance Chart.....................................      27
Proposals to Amend Certificate of Incorporation.............      28
          Amend certificate to require that official actions
            of stockholders may only occur at duly called
            and held meetings of stockholders and that this
            new provision can only be altered by a vote of
            at least eighty percent (80%) of our outstanding
            stock...........................................      28
          Amend certificate to require that members of the
            board of directors may only be removed by our
            stockholders for "cause" and by a vote of
            holders of at least eighty percent (80%) of our
            outstanding stock and that this new provision
            can only be altered by a vote of at least eighty
            percent (80%) of our outstanding stock..........      29

                           FREQUENTLY ASKED QUESTIONS

Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING AND HOW MANY VOTES DO THEY
   HAVE?

     A: Common stockholders of record at the close of business on March 25, 1999 may vote at the meeting. Each share has one vote. There were 19,398,895 shares of common stock outstanding on that date.
                           -------------------------

Q: WHEN ARE THE ANNUAL REPORT TO STOCKHOLDERS AND THIS PROXY FIRST BEING SENT TO
   STOCKHOLDERS?

     A: The annual report to stockholders and this proxy statement are being sent to stockholders beginning on or about April 15, 1999.
                           -------------------------

Q:  WHAT AM I VOTING ON?

     A:  1. Election of seven directors.

         2. The board's proposal to amend our Certificate of Incorporation to require that official actions of stockholders may only occur at duly called and held meetings of stockholders and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock.

         3. The board's proposal to amend our Certificate of Incorporation to require that members of the board of directors may only be removed by our stockholders for "cause" and by a vote of holders of at least eighty percent (80%) of our outstanding stock and that this new provision can only be altered by a vote of at least eighty percent (80%) of our outstanding stock.

         4. Ratification of KPMG LLP as our independent auditors.

         5. Any other business that properly comes before the meeting for a vote.
                           -------------------------

Q:  HOW DO I VOTE?

     A: You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our stockholders are unable to attend the meeting in person, we send proxy cards to all of our stockholders.
                           -------------------------

Q:  WHAT IS A PROXY?

     A: A proxy is a person you appoint to vote on your behalf. Proxies are solicited so that all common shares may be voted at the annual meeting. You must complete and return the enclosed proxy card to have your shares voted by proxy.
                           -------------------------

Q:  BY COMPLETING AND RETURNING THE PROXY CARD, WHO AM I DESIGNATING AS MY
    PROXY?

     A: You will be designating: Craig R. Smith, M.D. (Chairman of the Board and Chief Executive Officer), Andrew R. Jordan (Senior Vice President and Chief

         Financial Officer) and Thomas C. Seoh (Vice President, General Counsel and Secretary) as your proxies.
                           -------------------------

Q:  HOW WILL MY PROXY VOTE MY SHARES?

     A: Your proxy will vote according to the instructions you mark on your proxy card. If you complete and return your proxy card but do not indicate your vote on the business matters, your proxy will vote "FOR" Items 1 through 4. Also, your proxy is authorized to vote, using his best judgment, on any other business that properly comes before the meeting.
                           -------------------------

Q:  HOW DO I REVOKE MY PROXY?

     A: You may revoke your proxy at any time before your shares are voted at the annual meeting by:

         - notifying our Corporate Secretary, Thomas C. Seoh, in writing at 6611 Tributary Street, Baltimore, Maryland 21224, that you are revoking your proxy;

         - executing a later dated proxy card; or

         - attending the annual meeting and voting by ballot.
                           -------------------------

Q:  HOW DO I VOTE USING MY PROXY CARD?

     A:  There are three steps.

     1.  Vote on each of the business matters as follows:

        - ITEM 1. THE ELECTION OF SEVEN DIRECTORS. The names of all the directors to be elected are listed on your proxy card. You have three options:

          - OPTION 1. To vote for all directors, you check the box marked "FOR."

          - OPTION 2. To vote for some of the directors and against the rest, you should write the names of the directors you do NOT want to vote for in the space provided on the proxy card. You should NOT check the box marked "FOR."

          - OPTION 3. To abstain from voting for all directors (that is, not vote for or against any of the directors), you check the box marked "WITHHOLD AUTHORITY."

        - ITEMS 2, 3 and 4. BOARD PROPOSALS TO:

          (1) AMEND THE CERTIFICATE OF INCORPORATION TO REQUIRE THAT OFFICIAL ACTIONS OF STOCKHOLDERS MAY ONLY OCCUR AT DULY CALLED AND HELD MEETINGS OF STOCKHOLDERS AND THAT THIS NEW PROVISION CAN ONLY BE ALTERED BY A VOTE OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK,

          (2) TO AMEND THE CERTIFICATE OF INCORPORATION TO REQUIRE THAT MEMBERS OF THE BOARD OF DIRECTORS MAY ONLY BE REMOVED BY OUR STOCKHOLDERS FOR "CAUSE" AND

          BY A VOTE OF HOLDERS OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK AND THAT THIS NEW PROVISION CAN ONLY BE ALTERED BY A VOTE OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK, AND

          (3) RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 1999.

          You check the box "FOR," or "AGAINST," or "ABSTAIN" (to cast no vote).

     2. Sign and date your proxy card. IF YOU DO NOT SIGN YOUR PROXY CARD, YOUR SHARES CANNOT BE VOTED.

     3.  Mail your proxy card in the pre-addressed, postage paid envelope.

     REMEMBER TO CHECK THE BOX ON YOUR PROXY CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING.
                           -------------------------

Q: WHAT IS A QUORUM OF STOCKHOLDERS, AND HOW MANY VOTES DOES IT TAKE TO PASS EACH BUSINESS MATTER?

     A: A quorum is the presence at the annual meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast. Since on March 25, 1999, there were 19,398,895 shares of common stock outstanding, 9,699,448 shares are a quorum.

         Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

         Assuming that a quorum of stockholders is present at the meeting:

         - the affirmative vote of a majority of all the shares outstanding on the record date (that is, 9,699,448 shares) is needed to pass each of the two proposals to amend our Certificate of Incorporation;

         - the affirmative vote of a majority of all the votes cast at the meeting is needed to ratify the selection of our independent auditors; and

         - those directors who receive a plurality of the votes cast at the meeting will be elected, meaning those individuals nominated for the seven directorships who receive the highest number of votes cast, even if less than a majority of the votes cast.

           Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.
                           -------------------------

Q:  WHY MIGHT I RECEIVE MORE THAN ONE PROXY CARD?

     A: First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may own shares indirectly through one or more brokers. Each of your brokers will send you a proxy card for these shares. You should vote on EACH PROXY CARD you receive and mail it to the address shown on the proxy card.
                           -------------------------

Q:  CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

     A: Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.
                           -------------------------

Q:  WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE
    COST?

     A: Through our directors, officers and employees and on behalf of our board of directors, we are soliciting proxies primarily by mail. We have also hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee that we do not expect to exceed $10,000 plus out-of-pocket expenses. We and D.F. King may also solicit proxies in person, by telephone or facsimile. We will pay the cost of soliciting proxies.
                           -------------------------

Q: WHEN IS THE DEADLINE FOR STOCKHOLDER PROPOSALS TO BE CONSIDERED FOR INCLUSION IN OUR PROXY STATEMENT FOR OUR 2000 ANNUAL MEETING?

     A: You must submit your proposal in writing to our Corporate Secretary, Thomas C. Seoh, at 6611 Tributary Street, Baltimore, Maryland 21224, so that he receives it by December 18, 1999. Proposals will not be accepted by facsimile.
                           -------------------------

Q: WHEN MAY GUILFORD MANAGEMENT USE ITS DISCRETIONARY VOTING AUTHORITY TO VOTE PROXIES ON A STOCKHOLDER PROPOSAL SUBMITTED FOR CONSIDERATION AT OUR 2000 ANNUAL MEETING?

     A: Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, if we do not receive advance notice of a stockholder proposal to be raised at our Annual Meeting for 2000 in accordance with the requirements of our company bylaws, our management may use its discretionary voting authority to vote management proxies on the stockholder proposal.

         Our bylaws provide that written notice of a stockholder proposal must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices at least 45 days before the date on which we mailed notice of the annual meeting of stockholders and proxy materials for the previous year's annual meeting of stockholders. Assuming that next year's Annual Meeting is to be held within 30 days of May 18, 2000, in order for a stockholder proposal to be properly brought before the 2000 Annual Meeting, we need to have received notice of the proposal no later than March 1, 2000.

         If our 2000 Annual Meeting is not held within 30 days of May 18, 2000, however, in order for a stockholder proposal to be properly brought before the 2000 Annual Meeting, our bylaws provide that we must receive the stockholder's notice of the proposal no later than the close of business on the 10th day following the day on which we mail or make public disclosure of the date of the 2000 Annual Meeting.

                        BUSINESS MATTERS TO BE VOTED ON

ITEM 1.  ELECTION OF DIRECTORS.

     Our entire board of directors is elected each year at the annual meeting. Directors serve for one year and until a successor director is elected and qualified. All of the nominees except Mr. Joseph ("Skip") Klein, III, were elected directors at the 1998 annual meeting. Mr. Klein joined the board in August 1998. Each of the nominated directors agrees to serve if elected. However, if for some reason one or more of them is unable to accept nomination or election, we intend to vote proxies for the election of a nominee or nominees designated by the board of directors, unless the board reduces the total number of directors on the board or decides to fill the vacant position at a later time. Biographical information for each of the nominees and other information about them is presented beginning on page 11.

ITEM 2. PROPOSAL OF THE BOARD OF DIRECTORS TO AMEND OUR CERTIFICATE OF INCORPORATION TO REQUIRE THAT OFFICIAL ACTIONS OF STOCKHOLDERS MAY ONLY OCCUR AT DULY CALLED AND HELD MEETINGS OF STOCKHOLDERS AND THAT THIS NEW PROVISION CAN ONLY BE ALTERED BY A VOTE OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK.

     This proposal of our board of directors is set forth beginning on page 30.

ITEM 3. PROPOSAL OF THE BOARD OF DIRECTORS TO AMEND OUR CERTIFICATE OF INCORPORATION TO REQUIRE THAT MEMBERS OF THE BOARD OF DIRECTORS MAY ONLY BE REMOVED BY OUR STOCKHOLDERS FOR "CAUSE" AND BY A VOTE OF HOLDERS OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK AND THAT THIS NEW PROVISION CAN ONLY BE ALTERED BY A VOTE OF AT LEAST EIGHTY PERCENT (80%) OF OUR OUTSTANDING STOCK.

     This proposal of our board of directors is set forth beginning on page 31.

ITEM 4. RATIFICATION OF OUR SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 1999.

     KPMG LLP, certified public accountants, have been our independent auditors since our inception in 1993. A member of their firm will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions.

     KPMG audited our 1998 consolidated financial statements as well as our 401(k) Retirement Savings Plan. As part of their audit function, they also reviewed our 1998 annual report to stockholders and various filings with the Securities and Exchange Commission.

     The audit committee of the board of directors reviewed the non-audit services provided by KPMG during 1998 and concluded that these services do not affect KPMG's independence as our auditors.

     If you do not approve the appointment of KPMG as independent public auditors for 1999, we will consider this adverse vote as a direction to our board of directors to consider the selection of other auditors for 2000. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, we contemplate that their appointment for 1999 will be permitted to stand unless our board finds other good reason for making a change.

ITEM 5.  OTHER BUSINESS MATTERS.

     The board of directors is not aware of any other business matters to be presented for action at the annual meeting. However, if any other matters come before the meeting, your proxy holders intend to vote or act in accordance with their best judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 THROUGH 4.

                               BOARD OF DIRECTORS

NOMINEES FOR THE BOARD OF DIRECTORS

     Below we set out brief biographical descriptions for each of our seven nominated directors:

Craig R. Smith, M.D..................  Chairman of the Board of Directors, President and
  Age 53                               Chief Executive Officer.

                                       Dr. Smith joined Guilford as a director at
                                       Guilford's inception in July 1993. Dr. Smith was
                                       elected president and chief executive officer in
                                       August 1993 and was elected chairman of the board
                                       in January 1994. Prior to joining Guilford, Dr.
                                       Smith was senior vice president for business and
                                       market development at Centocor, Inc. (a
                                       biotechnology company). Dr. Smith joined Centocor
                                       in 1988 as vice president of clinical research
                                       after serving on the faculty of the Department of
                                       Medicine at Johns Hopkins Medical School for 13
                                       years. Dr. Smith received his M.D. from the State
                                       University of New York at Buffalo in 1972 and
                                       received training in Internal Medicine at Johns
                                       Hopkins Hospital from 1972 to 1975.

Richard L. Casey.....................  Director and Chairman of the Audit Committee.
  Age 52
                                       Mr. Casey has been a director since Guilford's
                                       inception in July 1993 and served as chairman of
                                       the board from inception through December 1993.
                                       Mr. Casey retired as chairman of the board and
                                       chief executive officer of Scios Inc. (a
                                       biopharmaceutical company) in September 1998. He
                                       joined Scios in December 1987 as president and
                                       chief executive officer and was elected chairman
                                       of the board of Scios in November 1992. Mr. Casey
                                       held his position as chairman and served as a
                                       director of Scios until his retirement. Mr. Casey
                                       has over 20 years' experience in the
                                       pharmaceutical industry and has served in various
                                       positions with ALZA Corporation, Syntex Medical
                                       Diagnostics and Eli Lilly and Company. Mr. Casey
                                       serves on the boards of directors of Karo Bio AB
                                       (a Swedish biotechnology corporation affiliated
                                       with Scios) and VIVUS, Inc. (a medical devices
                                       corporation).

Solomon H. Snyder, M.D...............  Director, member of the Audit Committee, and
  Age 60                               consultant to Guilford.

                                       Dr. Snyder has been a Guilford director since
                                       Guilford's inception in July 1993 and a
                                       consultant of ours since August 1993. Dr. Snyder
                                       received his M.D. in 1962 from Georgetown Medical
                                       School, trained as a research associate with
                                       Julius Axelrod at the National Institute of
                                       Mental Health and completed his Psychiatry
                                       Residency at Johns Hopkins Hospital. He is
                                       presently director of the Department of
                                       Neuroscience at Johns Hopkins Medical School and
                                       Distinguished Service Professor of Neuroscience,
                                       Pharmacology and Molecular Sciences, and
                                       Psychiatry. Dr. Snyder has received a number of
                                       awards including the Albert Lasker Award in Basic
                                       Biomedical Research, the Wolf Prize and the Bower
                                       Award. He is a member of the U.S. National
                                       Academy of Sciences, the Institute of Medicine
                                       and the American Academy of Arts and Sciences.
                                       Dr. Snyder is a director of Scios.

W. Leigh Thompson, M.D., Ph.D........  Director and member of the Compensation
                                       Committee.
  Age 60
                                       Dr. Thompson has been a Guilford director since
                                       April 1995. Dr. Thompson joined Eli Lilly in 1982
                                       and was appointed executive vice president for
                                       research in 1991 and chief scientific officer in
                                       1993. Dr. Thompson retired from Eli Lilly in
                                       December 1994 and is president and chief
                                       executive officer of Profound Quality Resources,
                                       Ltd. (an independent consulting firm advising
                                       clients in the pharmaceutical industry). Dr.
                                       Thompson is a director of Chrysalis Corporation,
                                       Corvas International, Inc., DepoMed, Inc.,
                                       Inspire Pharmaceuticals, Inc., La Jolla
                                       Pharmaceutical Co., Ontegeny, Inc., Ophidian
                                       Pharmaceuticals, Inc., and Orphan Medical, Inc.

Elizabeth M. Greetham................  Director and member of the Compensation
  Age 49                               Committee.

                                       Ms. Greetham has been a Guilford director since
                                       November 1995. Since 1992, Ms. Greetham has been
                                       portfolio manager of WPG Life Sciences Fund, L.P.
                                       and WPG Institutional Life Sciences Fund, L.P.,
                                       and since 1990 she has been involved in health
                                       care investments for institutional, growth and
                                       individual high net worth accounts at Weiss, Peck
                                       & Greer, L.L.C. She is president of Libracorn
                                       Financial Consultants and a member of the boards
                                       of directors of Clinchem Diagnostics,
                                       Pathogenesis Corp., and Sangstat Medical Corp.

George L. Bunting, Jr................  Director and Chairman of the Compensation
  Age 58                               Committee.

                                       Mr. Bunting has been a Guilford director since
                                       May 1996. Mr. Bunting is president and chief
                                       executive officer of Bunting Management Group, a
                                       position he has held since July 1991. He formerly
                                       served as chairman of the board and chief
                                       executive officer of the Noxell Corporation (a
                                       Procter & Gamble Company as of November 1989).
                                       Mr. Bunting joined Noxell Corporation in 1966 as
                                       a product manager. In 1968, he was elected to the
                                       board of directors of Noxell. In March 1970, he
                                       was elected to the position of executive vice
                                       president and served as president and chief
                                       executive officer from November 1973 until April
                                       1986, when he became chairman and chief executive
                                       officer. Mr. Bunting is a director of Baltimore
                                       Equitable Insurance Board, Crown Central
                                       Petroleum Corporation, Mercantile Bankshares
                                       Corporation, and Mercantile Safe Deposit & Trust
                                       Co. He served as chairman of the Johns Hopkins
                                       University, Johns Hopkins Health System, and
                                       Johns Hopkins Hospital from 1994 until 1998 and
                                       for Johns Hopkins Medicine from 1996 until 1998.
                                       Mr. Bunting continues to serve as a trustee for
                                       these institutions.

Joseph ("Skip") Klein, III...........  Director and member of the Audit Committee.
  Age 38
                                       Mr. Klein has been a Guilford director since
                                       August 1998. Since June 1998, Mr. Klein has been
                                       a health care analyst with The Kaufmann Fund (an
                                       emerging growth mutual fund). Previously, he
                                       served as an investment consultant from April
                                       1998 until June 1998. Mr. Klein was employed at
                                       T. Rowe Price Associates (an investment
                                       management firm) from December 1988 until March
                                       1998, for a time as a portfolio manager and
                                       chairman of the investment advisory committee of
                                       T. Rowe Price Associates and also as a vice
                                       president and health care investment analyst. He
                                       holds an M.B.A. from the Stanford Graduate School
                                       of Business and a B.A. in economics from Yale
                                       University. Mr. Klein is a director of NPS
                                       Pharmaceuticals, Inc. and Synbiotics Corp.

     THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

BOARD COMMITTEES

     Our board had two standing committees: a compensation committee and an audit committee.

     Compensation Committee. The compensation committee has three members and serves the functions set forth in the following table.

                                                                             NO. OF
             NAME OF                                                        MEETINGS
  COMPENSATION COMMITTEE MEMBERS     COMPENSATION COMMITTEE FUNCTIONS       IN 1998

                                    - fixes compensation of the chief
                                      executive officer

                                    - reviews and approves executive
                                      compensation

  George L. Bunting, Jr.            - prepares annual report to
                                      stockholders on executive
                                      compensation practices

  W. Leigh Thompson, M.D., Ph.D.    - administers employee stock               4
                                      option and restricted share plans
                                      and such other plans as we may
                                      adopt from time to time
  Elizabeth M. Greetham             - approves and establishes
                                      policies with regard to company
                                      salary, incentive, equity and
                                      other compensation programs

     Audit Committee. The audit committee has three members and serves the functions set forth in the following table. None of the directors on the audit committee has ever been employed by Guilford.

                                                                            NO. OF
          NAME OF                                                          MEETINGS
  AUDIT COMMITTEE MEMBERS            AUDIT COMMITTEE FUNCTIONS              IN 1998

                             - recommends action to the board on the
                               appointment or discharge of the
                               independent auditing firm

                             - reviews the proposed scope of the
                               annual audit and estimated fees

                             - reviews any major new accounting
                               policies or changes to existing ones
  Richard L. Casey           - reviews with the independent auditors
                               their annual audit report and our
                               quarterly and annual financial
                               statements
  Solomon H. Snyder, M.D.    - consults with auditors and our internal         2
                               accounting staff on their appraisals of
                               the strengths and limitations of our
                               accounting personnel, internal
                               accounting controls and systems, and
                               other factors pertinent to the
                               integrity of our published financial
                               reports
  Joseph Klein, III          - reviews the annual letter from the
                               independent auditors on internal
                               accounting controls

                             - reviews and approves other services and
                               fees of independent auditors

                             - reviews and approves plans to ensure
                               Year 2000 compliance

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1998, our board held seven meetings. All of our directors attended at least 75% of these meetings as well as at least 75% of the meetings of the committees on which they serve. At its meeting in February 1999, the board unanimously adopted a policy of limiting the service of non-employee directors on the board to ten years, unless the board consents to longer service.

DIRECTORS' COMPENSATION

     We do not pay directors who are also officers of Guilford. Except for Dr. Snyder, we paid all non-employee directors the following in 1998:

     - an annual retainer of $10,000, and

     - $1,500 for each board meeting attended.

     In addition, we reimbursed each director, whether an employee or not, for expenses of attending board and committee meetings.

     In 1994, we adopted our Directors' Stock Option Plan to attract individuals to serve as outside directors. We believe that by granting options to purchase our stock to our outside directors, we align the interests of our outside directors with our stockholders and thus can increase the incentives for them to make significant contributions to our long-term performance and growth. Those directors who are not (1) Guilford officers or employees or (2) officers or employees of an organization that owns 20% or more of our stock are eligible to receive options under the Director Plan.

     We can issue up to 300,000 shares of stock to our outside directors under the Director Plan. To date, we have issued options for 172,500 shares under that plan. Options we issue under the Director Plan are considered "non-qualified" stock options for tax purposes, meaning that directors may be subject to certain federal and state taxes at the time they exercise these options.

     The exercise price of options we grant under the Director Plan is equal to the closing price of our stock (as reported on the NASDAQ Stock Market) on the day immediately prior to the date we grant the options. Directors may exercise these options for up to one-half of the shares covered on the first anniversary of the date of grant. The remaining 50% vests on the second anniversary date. Once vested, directors may exercise these options for up to 10 years from the initial option grant date.

     Each eligible director receives an option to purchase 30,000 shares of our common stock at the time he or she initially begins serving on the board. Thereafter, each eligible director receives additional options to purchase 7,500 shares of our common stock immediately following each of the next four annual elections of directors so long as he or she has served on the board for at least one full year and continues to serve as a director on the grant date.

     A director may also transfer these options to his or her spouse, children or grandchildren (and certain trusts for the benefit of these family members or partnerships in which such family members are the only partners) so long as a director receives no payment for that transfer. The Director Plan also permits these immediate family members (or their trusts or partnerships) to transfer options among themselves, again so long as no amounts are paid for these transfers. A director may also transfer options following his or her death by will or the laws of descent and distribution. In 1998, neither Mr. Casey nor Dr. Snyder participated in the Director Plan.

     Dr. Snyder has provided consulting services to Guilford since August 1993. Under the terms of our consulting agreement with Dr. Snyder, except for amounts specified in that agreement, Dr. Snyder receives no other compensation (other than reimbursement of expenses) for his service as a director. For a description of our current consulting arrangement with Dr. Snyder, you should see the section of this Proxy Statement entitled "Certain Relationships and Related Party Transactions" beginning on page 24.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For 1998, we believe that our officers and directors filed all the reports required by Section 16 of the Securities Exchange Act of 1934 on a timely basis, except as follows: Dr. W. Leigh Thompson, one of our directors, inadvertently filed a late Form 5 in 1998 to report the transfer of options to his adult child in 1997, and Dr. Craig R. Smith, our chief executive officer and chairman of the board of directors, filed his Form 5 for 1998 to report a gift of shares to his adult children one day late.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table shows the beneficial ownership of our common stock as of April 1, 1999 of each nominee for director, the five executive officers shown in the Summary Compensation table on page 20, and all of our directors and executive officers as a group. The table also lists those stockholders that beneficially hold 5% or more of our common stock as of April 1, 1999.

                                             NUMBER OF                    PERCENT OF
                                               SHARES        RIGHT TO     OUTSTANDING
NAME                                         OWNED (1)     ACQUIRE (2)      SHARES
----                                         ----------    ------------   -----------
College Retirement Equities Fund (3).......  1,661,000            --          8.6%
Biotechnology Value Fund, L.P. (4).........    996,974            --          5.1%
Amgen Inc. (5).............................    640,095       700,000          6.7%
Capital Research and Management Company
  (6)......................................  1,100,000            --          5.7%
Craig R. Smith, M.D. (7)...................    406,206       136,168          2.8%
John P. Brennan............................     70,263        89,967            *
Andrew R. Jordan...........................    130,899        90,937          1.1%
David R. Savello, Ph.D. (8)................      3,847            --            *
Peter D. Suzdak, Ph.D......................      1,469        93,436            *
George L. Bunting, Jr. (9).................    758,650        41,250          4.1%
Richard L. Casey...........................      5,400        75,000            *
Elizabeth M. Greetham......................    177,450(10)    41,250          1.1%
Solomon H. Snyder, M.D. (7)................    582,217        90,000          3.4%
W. Leigh Thompson, M.D., Ph.D..............     18,705            --            *
All officers and directors as a group......  2,237,095       774,883         14.9%

-------------------------
* Represents less than 1% of the shares outstanding.

(1) Includes shares for which the named person:

    - has sole voting and investment power,

    - has shared voting and investment power with a spouse or minor child, or

    - holds in a 401(k) Retirement Savings Plan account, unless otherwise stated in these footnotes.

    Excludes shares that may be acquired through stock option or warrant exercises.

(2) Shares that can be acquired upon the exercise of stock options or warrants through May 30, 1999.

(3) The address of this stockholder is 730 Third Avenue, New York, NY 10017. The information concerning this stockholder is based solely on a Schedule 13G, dated February 11, 1999, filed with the SEC.

    The number of shares reported for this stockholder in the above table is as of December 31, 1998. According to the Schedule 13G, the investment advisor for this stockholder, TIAA-CREF Investment Management, LLC, is affiliated with and employs some of the same investment personnel as Teachers Advisors, Inc., the investment advisor for certain entities that hold Guilford stock as follows:

                                                  NUMBER
               NAME OF ENTITY                    OF SHARES
- TIAA Separate Account VA-1                     -  2,400
- TIAA-CREF Mutual Funds                         - 54,380
- NYS College Choice Tuition LLC                 -  1,414

     According to the Schedule 13G, because separate investment decisions are made with respect to the holdings of each of the entities listed above and the College Retirement Equities Fund, and there is no oral or written agreement or arrangement among them and the College Retirement Equities Fund with respect to acquisition, voting, disposition or otherwise of their securities, each of these entities and the College Retirement Equities Fund
     (a) disclaims beneficial ownership of the others' securities holdings and
     (b) disclaims its membership in a group with the others where the purpose of the group is to acquire control of or influence management of Guilford.

 (4) The address of this stockholder and the entities listed below is 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606. The information concerning this stockholder is based solely on a Schedule 13G filed with the SEC on February 5, 1999. This stockholder shares voting and investment power with respect to its Guilford shares with certain related entities as follows:

                                                  NUMBER
               NAME OF ENTITY                    OF SHARES
- Biotechnology Value Fund, L.P.                 - 515,297
- BVF Inc.                                       - 996,974

 (5) The address of this stockholder is One Amgen Center Drive, Thousand Oaks, CA 92320.

 (6) The address of this stockholder it 333 South Hope Street, Los Angeles, CA 90071. The information concerning this stockholder is based solely on a
     Schedule 13G filed with the SEC on February 8, 1999. The number of shares reported in the above table is as of December 31, 1998. According to the
     Schedule 13G, this stockholder is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940.

 (7) Drs. Smith and Snyder have entered into so-called "covered call" options with a third party that will be able to exercise these options on October 30, 2000. If this third party decides to exercise them on that day, Dr. Smith will be required to sell up to 100,000 shares to this third party at a price of $40.58 per share, and Dr. Snyder will be required to sell up to 93,478 shares to this third party at $36.98 per share.

 (8) Dr. Savello voluntarily resigned his position with Guilford effective February 12, 1999.

 (9) Includes 750,000 shares held by The Abell Foundation, Inc., for which Mr. Bunting disclaims a beneficial interest. Mr. Bunting serves as a trustee and a member of the finance committee of The Abell Foundation. Does not include 3,500 shares held by a limited liability company for which Mr. Bunting disclaims beneficial interest except as to his 1% pecuniary interest in the limited liability company.

(10) Includes 172,950 shares held by WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences Fund, L.P., for which Ms. Greetham serves as portfolio manager. Ms. Greetham is a controlling person of Libracorn Financial Consultants, a limited partner in WPG Life Sciences Fund. Except to the extent of a beneficial interest of 1.55% in the shares held by WPG Life Sciences Fund through Libracorn, Ms. Greetham disclaims beneficial interest in the shares held by these two funds.

                               EXECUTIVE COMPENSATION

     The following table summarizes the compensation of certain of our executives as of December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                  COMPENSATION
                             ------------------------------------------------   ------------
                                                              OTHER ANNUAL       SECURITIES        ALL OTHER
                                                              COMPENSATION       UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)         ($)(1)          OPTIONS(#)          ($)(2)
---------------------------  ----   ---------   --------   ------------------   ------------   ------------------
Craig R. Smith, M.D......    1998   $341,667    $75,000         $     --            50,000          $48,498
  Chairman, President and    1997    300,000    150,000               --            80,000            2,708
  Chief Executive Officer    1996    260,417    150,000           61,890           100,000               --
John P. Brennan..........    1998    205,879     38,000               --            20,000           23,444
  Senior Vice President,...  1997    191,000     50,000               --            30,000            2,708
  Technical Operations &     1996    169,223     45,000               --            40,000               --
  General Manager, Drug
  Delivery Business
Andrew R. Jordan.........    1998    205,720     50,000               --            30,000           11,733
  Senior Vice President,     1997    191,000     60,000               --            40,000            2,708
  Chief Financial Officer    1996    170,981     40,000               --            40,000               --
  and Treasurer
David R. Savello, Ph.D.
  (3)....................    1998    245,250     29,556           58,125                --            3,513
  Senior Vice President,     1997    180,000     52,000          179,549           115,000            2,708
  Development
Peter D. Suzdak, Ph.D....    1998    194,167     50,000               --            30,000            6,616
  Senior Vice President,     1997    165,000     65,000          351,563            40,000            2,708
  Research & Development     1996    146,242     45,000           72,656            45,000               --

-------------------------

(1) The amounts set forth under the heading Other Annual Compensation in the above table consist of the following:

    ----------------------------------------------------------------------------------
    Craig R. Smith, M.D.:            - $10,787 paid in 1996 to cover (a) forgiveness
                                       of debt related to Dr. Smith's purchase of shares
                                       in 1993 and (b) anticipated tax liabilities
                                       related to the debt forgiven, and
                                     - $51,103 in relocation costs paid in 1996
                                       related to Dr. Smith's move to the Baltimore
                                       area.
    ----------------------------------------------------------------------------------
    David R. Savello, Ph.D.:         - dollar value of non-cash compensation related
                                       to vesting in 1998 of restricted share award
                                       granted to Dr. Savello upon the start of his
                                       employment.
                                     - relocation costs in 1997 related to Dr.
                                       Savello's move to the Baltimore area.
    ----------------------------------------------------------------------------------
    Peter D. Suzdak, Ph.D.:          - dollar value of non-cash compensation related
                                       to the vesting in 1996 and 1997 of restricted
                                       shares granted to Dr. Suzdak upon the start of
                                       his employment.
    ----------------------------------------------------------------------------------

(2) Represents the value at December 31, 1998 of shares issued in 1997 and 1998 to the 401(k) Plan account of each executive listed above as part of Guilford's program of matching employee contributions to 401(k) Plan accounts. The value of these shares is based on a closing price of $14.25 per share on December 31, 1998. The value of the company match in 1998 was as follows: Dr. Smith -- $3,961; Mr.
    Brennan -- $3,961; Mr. Jordan -$4,022; Dr. Savello -- 3,513; and Dr.
    Suzdak -- $3,961. These contributions vest in each executive's 401(k) Plan account over a four-year period based on each executive's term of service with Guilford. In addition, the amounts for 1998 include the dollar value of insurance premiums paid by Guilford with respect to split-dollar life insurance policies. At such time as these policies terminate, Guilford will be reimbursed for up to the entire amount of the premiums previously paid, depending on the cash surrender value of the policy at the time of policy termination.

(3) Dr. Savello began his employment in April 1997. Upon joining Guilford, Dr. Savello was granted 10,000 restricted shares, which vested at the rate of 25% per year beginning on April 1, 1998. The value of Dr. Savello's restricted shares, both vested and unvested, was $142,500 as of December 31, 1998. Dr. Savello resigned his position with Guilford effective February 12, 1999.

OPTION GRANTS

     The following table sets forth certain information concerning the grant of stock options to our executives in 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                  -----------------------------------------------------   POTENTIAL REALIZABLE
                                                 PERCENTAGE                                 VALUE AT ASSUMED
                                   NUMBER OF      OF TOTAL                                   ANNUAL RATES OF
                                  SECURITIES      OPTIONS                                      STOCK PRICE
                                  UNDERLYING     GRANTED TO                                 APPRECIATION FOR
                                    OPTIONS     EMPLOYEES IN   EXERCISE OR                   OPTION TERM (3)
                                  GRANTED(#)    FISCAL YEAR    BASE PRICE    EXPIRATION   ---------------------
NAME AND POSITION                     (1)           (%)          ($)(2)         DATE       5%($)       10%($)
-----------------                 -----------   ------------   -----------   ----------   --------   ----------
Craig R. Smith, M.D.............    50,000          5.9%         $12.875        2/09      $404,851   $1,025,972
John P. Brennan.................    20,000          2.4           12.875        2/09       161,940      410,389
Andrew R. Jordan................    30,000          3.5           12.875        2/09       242,911      615,583
David R. Savello, Ph.D..........        --           --               --          --            --           --
Peter D. Suzdak, Ph.D...........    30,000          3.5           12.875        2/09       242,911      615,583

-------------------------

(1) Consists of options granted to certain executives in February 1999 relating to performance in 1998. These options vest 25% per year on the first four anniversaries of the grant date of the option.

(2) The exercise prices are equal to the fair market value of the common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of our common stock from the date of grant until the end of the option term. These assumptions are not intended to forecast future price appreciation of our common stock.

OPTION EXERCISES AND HOLDINGS

     Employees and other individuals exercised options to acquire an aggregate of 178,678 shares in 1998. The following table sets forth information with respect to certain of our executives concerning the exercise of options during 1998 and unexercised options held as of the end of that year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                                               FISCAL YEAR-END (#)(1)       AT FISCAL YEAR END ($)(2)
                            SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                        ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   ------------   -----------   -------------   -----------   -------------
Craig R. Smith, M.D.......      19,799          $297,193        71,284        236,250       $ 20,483       $220,312
John P. Brennan...........      14,783           280,315        61,842        101,875        156,347        103,281
Andrew R. Jordan..........      14,566           181,832        63,125        118,125        181,874        101,875
David R. Savello, Ph.D.
  (3).....................          --                --            --        115,000             --             --
Peter D. Suzdak, Ph.D.....          --                --        66,249        117,501        299,905        141,218

-------------------------

(1) Includes options granted in February 1999 relating to performance in 1998.

(2) Total value of unexercised in-the-money options is based on the closing price of the common stock of $14.25 per share on December 31, 1998 minus the exercise price of the options.

(3) Dr. Savello resigned his position with Guilford effective February 12, 1999, and all his options terminated as of that date.

EMPLOYMENT AGREEMENTS

     Each of the executives listed in the above tables entered into an employment agreement with Guilford upon starting his employment. These employment agreements contain severance provisions that entitle the executive to continuation of his then-current base salary for up to 12 months if we terminate his employment other than for cause. In the case of Dr. Smith, our chief executive officer, the severance payments continue for up to 36 months. If the executive secures full-time employment during this 12 or 36 month period, we are no longer obligated to continue to make these severance payments. During the severance period, we also continue to provide health, life and disability insurance coverage to the executive.

     In 1998, we entered into additional severance agreements with our executives that apply if we are subject to a "change in control" and the executive's employment is terminated other than for cause or the executive voluntarily resigns for "good reason". Under these agreements, the executive is entitled to a lump-sum payment equal to two times the executive's then-current annual base salary. In the case of Dr. Smith, our chief executive officer, the severance amount is three times his then-current base salary. We have also agreed to pay for certain "golden parachute" excise taxes the executive may be liable for under section 4999 of the Internal Revenue Code of 1986, as amended. In addition, we are obligated to continue to provide health, life and disability insurance coverage to the executive for two years or until the executive secures full-time employment elsewhere, whichever happens first.

     For purposes of these agreements, a "change in control" is deemed to have occurred if:

     - a third party or group of third parties becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of our outstanding voting stock;

     - a third party or group of third parties acquires 30% or more of our voting stock but less than 50%, unless prior to the acquisition of these shares, the full board by at least a two-thirds (2/3rds) vote specifically approves the acquisition and determines that the acquisition shall not trigger the severance payments; or

     - during any two-year period those individuals who at the beginning of this period make up the board ("Original Directors") along with any new directors elected or appointed during this period whose election or appointment resulted from a vacancy on the board because of the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds (2/3rds) of the Original Directors then still on the board, cease for any reason to make up a majority of the Board.

     Under these agreements, an executive has "good reason" to resign if:

     - there is any proposed reduction in the executive's base salary;

     - there is any reduction in the executive's responsibilities or areas of supervision; or

     - the executive's office is relocated outside the metropolitan area in which his or her office was located immediately prior to the change in control.

401(k) RETIREMENT SAVINGS PLAN

     We adopted a 401(k) Plan effective January 1, 1994. We intend that this plan satisfy the tax qualification requirements of sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended. All employees, including the executives listed in the above tables, who are at least 21 years old are eligible to participate in the plan as of the first day of the calendar quarter following completion of three months of service. The 401(k) Plan permits participants to contribute up to a fixed dollar amount of their compensation, excluding fringe benefits, subject to certain limits set by section 402g(1) of the Internal Revenue Code, as amended. This limit was $10,000 in 1998. All amounts a participant defers under the 401(k) Plan vest immediately in the participant's account. Any contributions we make to participant accounts vest over a four-year period based on the participant's term of service with our company. Starting January 1, 1997, we began making "matching contributions" in newly issued shares of our stock equal in value to fifty percent (50%) of the first six percent (6%) of an employee's salary contributed to the employee's 401(k) Plan account.

EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLANS

     We have adopted share option and restricted share plans for the benefit of our employees and certain other individuals who provide value to our company. All of our full-time employees, including the executives listed in the above tables, and certain other individuals, such as consultants, whose participation the board of directors determines is in our best interests as a corporation, are eligible to receive options or restricted shares of our stock under our employee share option and restricted share plans. All unvested options and restricted shares held by our employees vest in full upon a "change in control" as described in the section entitled "Employment Agreements" beginning on page 22.

KEY PERSON LIFE INSURANCE

     Our company owns and is the beneficiary of term life insurance policies in the amount of $1,000,000 covering Drs. Smith and Snyder and Messrs. Jordan and Brennan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, Mr. Bunting, Ms. Greetham and Dr. Thompson serve on the compensation committee of our board of directors. These individuals served on the compensation committee during all of 1998 as well.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN TRANSACTIONS WITH DR. SNYDER

     In September 1995, we entered into a three-year consulting agreement with Dr. Snyder. Under this agreement Dr. Snyder provides certain consulting services to us. These services include, among others, assisting us to recruit scientific staff, advising us as to the purchase of laboratory equipment and acquisition of new technologies, and participating in business meetings as our company's president may reasonably request from time to time. Dr. Snyder has agreed to make himself available to render these services for a minimum of 24 and a maximum of 38 days per year. For each of the one-year periods ending on September 1, 1996, 1997 and 1998, we paid Dr. Snyder $150,000, $160,000 and
$170,000, respectively. We paid these amounts in equal monthly installments. We also granted Dr. Snyder stock options vesting over three years to purchase 90,000 shares of our stock at an exercise price of $5.92 per share. As of December 31, 1998, these options were fully vested. We extended Dr. Snyder's consulting agreement until June 30, 1999, during which period we continued to pay Dr. Snyder a monthly retainer of $14,167.

CERTAIN TRANSACTIONS WITH SCIOS INC.

     Dr. Snyder was a director of Scios during 1998. Mr. Casey was president, chief executive officer, and chairman of the board of directors of Scios until his retirement in September 1998. We paid approximately $833,000, $341,000 and $295,000 for services, equipment purchases and lease payments to Scios in 1998, 1997 and 1996, respectively. These agreements with Scios resulted from arm's-length negotiations and contain terms that are no less favorable to Guilford than those that would have been available from unrelated third parties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board is currently comprised of Mr. Bunting, Dr. Thompson and Ms. Greetham, all of whom are outside directors. We on the committee are responsible for overseeing Guilford's compensation programs for all employees, including executives. For executives, we evaluate performance and determine compensation policies and review specific levels of compensation.

COMPENSATION PHILOSOPHY

     The goals of our compensation program are to:

     - align employee compensation with Guilford's business objectives and performance, and

     - enable Guilford to attract and retain executive officers and other employees who contribute to Guilford's long-term success and to motivate them to enhance long-term stockholder value.

     To achieve these goals, we on the committee:

     - compare Guilford's salary practices with those of other biopharmaceutical companies with which Guilford competes for talent to ensure that employee salaries are competitive and adjust employee salaries from time to time as market conditions warrant;

     - establish annual incentive opportunities to motivate Guilford employees to achieve specific short-term operating goals; and

     - grant significant equity-based incentives for executives and other employees to ensure that they are motivated over the long-term to respond to Guilford's business challenges and opportunities, as owners and not simply as employees.

     In general, we seek to set the components of cash compensation and total compensation (that is, base salary, annual incentives and long-term equity-based incentives) to be competitive with other biopharmaceutical companies that:

     - we deem comparable to Guilford in terms of size, stage of development, potential, target peer group and/or other factors, or

     - compete in the job market for individuals with skills desired by Guilford.

     In the fall of 1998, Guilford engaged the compensation consulting firm of Towers Perrin to review Guilford's compensation practices with respect to both executives and representative non-executive employees. As part of this assignment, Towers Perrin assembled data on pharmaceutical and biopharmaceutical companies that Towers Perrin felt constituted an appropriate benchmark of competitors for Guilford executives and other employees. Towers Perrin concluded that, on average, Guilford's aggregate compensation for executives and other non-executive employees (i.e., base salary, annual cash incentives and equity-based incentives) were competitive. In a few limited circumstances, Towers Perrin recommended upward salary adjustments for certain executives whose total annual cash compensation was significantly below the industry median.

     BASE SALARY. We on the committee compare the base salary of each executive officer annually, including those of the executives listed in the "Summary Compensation Table" on page 20, against the base salaries paid for similar positions by companies within a comparison group. We consider a range of salary levels for comparable positions. Within this range, we consider individual factors as we feel appropriate, including:

     - individual performance,

     - level of responsibility,

     - prior experience,

     - breadth of knowledge,

     - competitive pay practices,

     - the extent to which Guilford has achieved its annual corporate objectives, and

     - Guilford's other significant accomplishments during the period under review.

     From year to year, the relative weighting of the individual components and the corporate performance component may differ from executive to executive, and can be expected to change over time as Guilford develops as a business and its industry evolves.

     Based on our review of the foregoing factors, we authorized Guilford management to allocate $71,637 for base salary increases for all of Guilford's executives other than its chief executive officer, whose compensation we discuss below. This amount represents a 3.7% increase over 1998 base salary levels. In addition, based on information set forth in the reports of Towers Perrin, we authorized additional base salary increases in the aggregate of $30,277 for three executives in order to bring their base salaries into line with amounts paid by other companies who compete with Guilford for executive talent. We also authorized certain increases to reflect promotions, where appropriate. We authorized Guilford management to allocate $585,537 for base salary increases for all Guilford employees as a group, again excluding its chief executive officer. This amount represents a 4.7% increase over 1998 base salary levels.

     ANNUAL INCENTIVE. In addition to base salary, Guilford offers discretionary cash bonuses to employees, including executives, as annual incentives to achieve short-term operating objectives. The actual incentive award earned by any employee depends on the extent to which corporate and individual performance objectives were achieved during the year. Guilford's objectives consist of operating, strategic, and financial goals that are critical to Guilford's fundamental long-term goal of building stockholder value.

     After the end of the year, we evaluate the degree to which Guilford has met its goals and, in our sole discretion, we establish a pool of funds available for annual incentive awards. Individual awards are determined based on Guilford's overall performance and by evaluating each participant's performance against personal and corporate objectives. A portion of the award pool is then allocated based on the participant's contributions during the year. Guilford pays awards in cash and distributes these bonuses in the first quarter following the performance year.

     For 1998, we determined that Guilford met certain, but not all, of the corporate goals set for the year. We also determined that Guilford achieved certain other important objectives in 1998. Among these were:

     - a 62% increase in the amount of royalties paid to Guilford on GLIADEL(R) wafer sales in 1998 as compared to 1997,

     - selection of NIL-A, the first lead compound under Guilford's collaboration with Amgen to develop FKBP neuroimmunophilin drug products,

     - selection of the first potential lead compound in Guilford's NAALADase inhibition drug development program and identification of a possible second lead compound in that program,

     - the generation and optimization of several promising series of PARP inhibitors,

     - the financing and substantial construction of a new 73,000 square foot research and development facility, and

     - the recruitment of Vice Presidents of Clinical Research, Pharmaceutical and Chemical Development, Regulatory Affairs and Intellectual Property and the
      initiation of a development process for going from lead compound identification to proof-of-principle in humans in less than 1,000 days.

     Based on this performance, we authorized Guilford management to allocate $281,400 for annual incentive bonuses for all of Guilford's executives other than its chief executive officer. This amount equals 14.6% of the total base salaries of these executives in 1998. We also authorized Guilford management to allocate $1,072,400 for annual incentive bonuses for all Guilford employees as a group, again excluding its chief executive officer. This amount equals 8.5% of the total base salaries of these employees in 1998.

     LONG-TERM INCENTIVES. Guilford implements its long-term incentive program through its stock option and restricted share plans. The program uses vesting periods (generally four years) to encourage executives and other full-time employees to continue in the employ of Guilford. Through option grants and restricted share awards, executives receive significant equity incentives to build long-term stockholder value. Grants are made at fair market value equal to the closing price of Guilford's common stock on the trading date immediately preceding the grant date. Recipients realize value from these grants only if Guilford's stock appreciates over the term of the option. We look at the following factors to determine how many options to grant:

     - the option grant practices of the companies in a comparison group,

     - Guilford's philosophy of significantly linking executive and employee compensation with stockholder interests,

     - Guilford's performance relative to its objectives, and

     - Guilford's other accomplishments during the year.

     Based on these factors, in respect of performance in 1998, we on the committee decided to grant options for a total for 619,695 shares of Guilford stock for all eligible employees as a group, excluding the chief executive officer. Of this amount, we granted options to purchase 189,500 shares of stock to Guilford's executives, again excluding the chief executive officer.

     RESTRICTED SHARE AWARDS. In order to align the interests of Guilford's executives with those of its stockholders over the long-term, we have in the past made and may again make restricted stock awards to executives in connection with their recruitment. Guilford has the right to repurchase any unvested amounts of these awards for 90 days following termination of employment at the original purchase price, which generally is a nominal amount. These shares vest (that is, they are released from this repurchase option) 25% per year over a four year period so long as the executive remains employed by Guilford during the vesting period. In 1998, we issued a total of 20,000 restricted shares to four vice presidents who joined Guilford during this year.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In July 1993, Dr. Smith was recruited as Guilford's first employee and given the mandate to organize its operations, secure additional financing and recruit its initial staff. Based on Dr. Smith's leadership of the company, we have voted to increase Dr. Smith's base annual salary each year since inception. In light of his performance in 1998, we increased his base annual salary, awarded him a cash bonus and granted him stock options as follows:

     - Base Salary Increase: $20,000 (to an annual base salary of $370,000, effective March 1, 1999),

     - Cash Bonus: $75,000, and

     - Stock Option Grant: 50,000 shares at an exercise price of $12.875 (the closing price of the stock on the trading day preceding the grant), vesting 25% annually.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits tax deductions Guilford can take for annual executive compensation over $1 million. There are several exceptions to this limitation, including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. We believe that under Guilford's current compensation practices, the limitations of Section 162(m) have no or minimal applicability currently and will not in the near future. While it is generally desirable to maximize the deductibility of compensation, there may be cases where we on the committee determine that it is in the best interest of Guilford and its stockholders to provide incentives to key employees that may exceed the $1 million deductibility limit.

CONCLUSION

     In summary, we believe that through the arrangements we describe above a significant portion of Guilford's compensation program as well as Dr. Smith's compensation is contingent on Guilford's performance and that the level of benefits is closely linked to increases in long-term stockholder value. Guilford remains committed to this philosophy of "pay for performance," recognizing that the competitive market for talented executives and other employees and the volatility of Guilford's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in Guilford's business environment.

DISCLAIMER

     This report is being provided to Guilford stockholders solely for informational purposes. You should not consider this report and the stock price performance graph that follows to be "soliciting materials" or to be "filed" with the SEC. It also is not subject to the SEC's proxy rules or to the liabilities of section 18 of the Securities Exchange Act of 1934. In addition, the report and the performance graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by Guilford under the federal securities laws.

                                          COMPENSATION COMMITTEE

                                          George L. Bunting, Jr., Chairman
                                          Elizabeth M. Greetham
                                          W. Leigh Thompson, M.D., Ph.D.

                            STOCK PERFORMANCE CHART

     The following graph assumes $100 was invested on June 17, 1994 (the date on which our stock began to trade publicly) in each of (1) shares of our common stock, (2) the NASDAQ Stock Market Composite Index, and (3) the BioCentury 100 Index and shows the comparative returns on these hypothetical investments through December 31, 1998. We compute total return assuming reinvestment of any dividends. You should not rely on historical price performance to indicate future stock performance.

                         GUILFORD PHARMACEUTICALS INC.
                            STOCK PERFORMANCE CHART

                                    [GRAPH]

                                                GUILFORD PHARMACEUTICALS                                   NASDAQ STOCK MARKET
                                                          INC.                BIOCENTURY 100 INDEX           COMPOSITE INDEX
                                                ------------------------      --------------------         -------------------
 6/17/94                                                 100.00                      100.00                      100.00
 12/31/94                                                 65.63                       90.46                      103.10
 12/31/95                                                198.44                      163.06                      144.26
 12/31/96                                                435.94                      180.03                      177.01
 12/31/97                                                377.34                      174.12                      215.31
 12/31/98                                                267.19                      194.74                      300.64

                                 PROPOSAL NO. 2

         AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT

INTRODUCTION

     Under Delaware law, the stockholders of a company may sign a written consent to take any action that they could otherwise take at a properly called meeting of stockholders, unless the company's certificate of incorporation prohibits stockholder action by written consent. Stockholder action by written consent requires only the number of votes that the action taken would have required at a meeting of stockholders; stockholder action by written consent does not have to be unanimous. Once stockholders holding the number of shares necessary to take a specific action have signed a written consent, that action becomes effective just as it would after a meeting of stockholders.

     Our certificate of incorporation and bylaws currently permit stockholder action by written consent. We propose to change our certificate of incorporation and our bylaws to prohibit stockholder action by written consent. We also propose to change our certificate of incorporation and bylaws to require that the provisions regarding shareholder action by written consent may only be amended with the vote of stockholders holding 80% of the outstanding voting stock. Our board of directors has already approved this proposed change, and we discuss below our reasons for initiating this change.

REASONS FOR THE AMENDMENT

     We believe that all of our stockholders benefit from having the opportunity to meet, listen to competing views, and then make their decisions at a properly noticed meeting of stockholders. Stockholder action by written consent does not require unanimous approval, and thus a group of stockholders may take an action without consulting the rest of the stockholders. We recommend adoption of this proposed amendment because we believe that all of our stockholders who are entitled to vote on proposed significant corporate action should have the opportunity to be afforded advance notice of the proposal and to participate in determining if that action is appropriate through the normal meeting process. We believe that in most cases it is inappropriate for a group of our stockholders, even if a majority, to take corporate action without first notifying all our other stockholders. Advance notice to all of our stockholders provides each of them with the opportunity to express their views on the proposed action and to persuade other stockholders and our management to support or oppose the action. In addition, advance notice of a proposed action gives our management the opportunity to review and perhaps respond to the proposal. We believe that stockholder decisions based on notice and an opportunity to express differing viewpoints are informed decisions.

     We believe that the proposed amendment's special requirements for amending the certificate of incorporation and bylaws would further protect us from unsolicited takeover attempts. For example, the super-majority requirement for amending the stockholder action by written consent would prevent one or a small group of stockholders holding a bare majority from avoiding the requirement that stockholders can only act at a properly called meeting by simply amending the certificate of incorporation and bylaws to delete the provisions. This procedure is consistent with our view of a corporate democracy.

TEXT OF THE AMENDMENT

     The actual text of the amendments to our certificate of incorporation that we are asking you to approve is underlined and reads as follows:

     TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing by the stockholders.

     EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, except that Article TWELFTH and this clause of this Article EIGHTH may not be amended, altered, changed or repealed except by affirmative vote of a least eighty percent (80%) of the shares entitled to vote thereon.

CONFORMING BYLAW AMENDMENT

     If the stockholders approve this proposed amendment, we will amend section
2.10 of our bylaws for consistency.

                                 PROPOSAL NO. 3

                AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
                  INCORPORATION REGARDING REMOVAL OF DIRECTORS

INTRODUCTION

     Our certificate of incorporation presently provides that stockholders holding a majority of our outstanding stock may remove any director from our board of directors for any reason. The remaining directors have the exclusive power to fill vacancies on our board, whether the vacancy results from the removal of a director or from another cause. We propose to change the certificate of incorporation and our bylaws to provide that our stockholders may only remove a director for cause and only with the vote of stockholders holding 80% of the outstanding voting stock. We also proposed to change the certificate of incorporation and bylaws to state that the provisions concerning removal of directors may only be amended with the vote of stockholders holding 80% of the outstanding voting stock. Our board of directors has already approved this proposed amendment, and we discuss below our reasons for initiating this change.

REASONS FOR THE AMENDMENT

     We are proposing this change in our certificate of incorporation to help protect our stockholders from a coercive or unwelcome attempt by third parties to influence the management or direction of our company. These parties could purchase significant amounts of our stock in order to use a controlling block of stock to force us to enter into a specific transaction or to prevent us from doing so. The parties might attempt to replace all or part of our board (which, in most cases, would have been elected by the stockholders at the immediately preceding annual meeting) rather than consult with our management about the proposed transaction. We recommend adoption of this proposed amendment to prevent one or a small group of stockholders from removing members of our board in order to control a specific business decision. We believe that our company and our stockholders are better served if our board has the time and information necessary for careful evaluation of any proposed transaction and all of the alternatives. Therefore, we believe that permitting removal of our directors only for cause and requiring that 80% of our stockholders vote in favor of that removal would provide our board with the flexibility to give any proposed transaction the required consideration. We believe that the proposed amendment's special requirements for amending the certificate of incorporation and bylaws would further protect us from unsolicited takeover attempts. For example, the super-majority requirement for amending the removal of directors provisions would prevent one or a small group of stockholders from avoiding the requirement of obtaining an 80% stockholder vote to remove a director by simply amending the certificate of incorporation and bylaws to delete the provisions. This amendment would encourage persons seeking to acquire control of our company to initiate arm's-length negotiations with our board and management. We believe undertaking transactions in this manner best preserves continuity in our management and business strategy.

TEXT OF THE AMENDMENTS

     The actual text of the proposed amendments to the first sentence of Article FIFTH of our certificate of incorporation and Article EIGHTH is underlined and reads as follows:

     A. Removal

     Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation or a certificate of designations relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding stock of the Corporation then entitled to vote generally for the election of directors, given at a duly called annual or special meeting of stockholders.

     EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, except that the first sentence of Section A of Article FIFTH and this clause of this Article EIGHTH may not be amended, altered, changed or repealed except by affirmative vote of a least eighty percent (80%) of the shares entitled to vote thereon.

OTHER EFFECTS OF PROPOSAL NO. 2 AND PROPOSAL NO. 3

     Adoption of the proposed amendments to our certificate of incorporation may have the effect of making it more difficult for a third party to take control of our company, either by a tender offer for our stock or otherwise. Instead, these proposals may encourage a third party who intends to take control of our company to negotiate with our board of directors. We believe that this procedure is in the best interest of you, the stockholders. However, eliminating stockholder action by written consent could limit your ability to participate in transactions favored by a majority of stockholders that might have occurred in the absence of the requirement that it be considered at a duly called meeting of stockholders. Both of the amendments could also increase the likelihood that our management and the board retain control of the company, if a majority of stockholders desired a change in control of the company but were precluded by these amendments from effecting such a change through a written consent or removal of directors without cause. A stockholder who holds a large block of our stock may find it more difficult to assume control of our company and remove our management without our board's consent. The proposed amendments may also make it more difficult for a third party to wage a proxy contest or complete a merger with our company. In some cases, action by written consent might permit stockholders to more rapidly take an action that our board of directors opposes than would be possible if stockholders could only take that action at a meeting. Also, a group of stockholders might find it easier to control our company's business if they could replace members of the board with their own nominees.

     We are not making these two proposals in response to any action by a minority stockholder or group of stockholders to acquire greater influence in the management of our business or gain board representation. We are not aware of any effort of that type by any group of stockholders. Furthermore, we are not making these proposals in response to any attempt to acquire control of us and we are not aware of any attempt of this type. Other than these two proposals, our board does not currently contemplate recommending to the stockholders for approval any further measures that would affect the ability of third parties to effect a change control of our company.

                          GUILFORD PHARMACEUTICALS INC.
                                 REVOCABLE PROXY
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1999
        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of GUILFORD PHARMACEUTICALS INC. (the "Corporation") hereby appoints Craig R. Smith, M.D., Andrew R. Jordan and Thomas
C. Seoh, or any of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 18, 1999 at 10:00 a.m. (Eastern time) at the Center Club, 100 Light Street, 15th Floor, Baltimore, Maryland, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 TO AMEND THE CORPORATION'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED.

   The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 15, 1999 and the 1998 Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

                         (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

A     [X] Please mark your
          votes as in this
          example


                        FOR               WITHHOLD AUTHORITY
                   all nominees       to vote for the following
                  listed at right            nominee(s):

1. Election of          [ ]                       [ ]        NOMINEES: Craig R. Smith, M.D.
   directors to                                                        Richard L. Casey
   the Board of                                                        Solomon H. Snyder, M.D.
   Directors                                                           W. Leigh Thompson, M.D., Ph.D.
                                                                       Elizabeth M. Greetham
                                                                       George L. Bunting, Jr.
                                                                       Joseph Klein, III

FOR, except vote withheld from the following nominee(s): ___________________________________________

                                                    FOR      AGAINST    ABSTAIN

2. Approval of an amendment to the                  [ ]        [ ]        [ ]
   Corporation's Amended and Restated
   Certificate of Incorporation, as amended, to
   require that official actions of stockholders
   may only occur at duly called and held
   meetings of stockholders and that this new
   provision can only be altered by a vote of
   at least eighty percent (80%) of the
   outstanding stock.

                                                    FOR      AGAINST    ABSTAIN

3. Approval of an amendment to the                  [ ]        [ ]        [ ]
   Corporation's Amended and Restated
   Certificate of Incorporation, as
   amended, to require that members of the
   Board of Directors may only be removed
   by stockholders for "cause" and by a
   vote of holders of at least eighty percent
   (80%) of the outstanding stock of the
   Corporation and that this new provision
   can only be altered by a vote of at least
   eighty percent (80%) of the outstanding stock.

                                                    FOR      AGAINST    ABSTAIN

4. Ratification of KPMG LLP as                      [ ]        [ ]        [ ]
   independent auditors for 1999.

5. In their discretion, on any other matters that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of a majority of the Board of Directors.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

If you plan to attend the 1999 Annual Meeting, please mark this box [ ]

                                                            DATED:
--------------------------------------------------------            -----------
 SIGNATURE OF STOCKHOLDER OR AUTHORIZED REPRESENTATIVE

                                                            DATED:
--------------------------------------------------------            -----------
          SIGNATURE IF HELD JOINTLY


Note: Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full name. In the case of stock ownership in the name of two or more persons both persons should sign.